EXHIBIT 99.1

Acura Pharmaceuticals Reports First Quarter 2010 Financial Results

Palatine, Ill., April 21, 2010 (GLOBE NEWSWIRE) -- Acura Pharmaceuticals, Inc. (Nasdaq:ACUR) today reported a first quarter 2010 net loss of $4.0 million or $0.09 per share compared to net loss of $1.3 million or $0.03 per share for the first quarter 2009. As of April 20, 2010, we had cash and cash equivalents of approximately $26.9 million with no term indebtedness.

The 2010 and 2009 first quarter results include revenues relating to our License, Development, and Commercialization Agreement with King Pharmaceuticals Research and Development, Inc. ("King"), a wholly-owned subsidiary of King Pharmaceuticals, Inc. In the quarter ended March 31, 2010, we recognized revenues of $2.0 million, of which $0.4 million was from the amortized portion of the $30.0 million upfront cash payment received from King in December 2007 and $1.6 million was from King's reimbursement of our research and development ("R&D") expenses for Acurox® (oxycodone HCL/niacin) Tablets. In the quarter ended March 31, 2009, we recognized total revenues of $1.4 million, of which $1.3 million was from the amortized portion of King's $30.0 million upfront cash payment and $0.1 million was from King's reimbursement of our Acurox® Tablet R&D expenses.

Research and development expenses increased by $1.9 million in the first quarter 2010 compared to 2009 due primarily to costs associated with clinical study 114 for Acurox® Tablets.  Marketing, general and administration expenses increased $0.6 million for the first quarter 2010 compared to 2009 primarily due to an increase in non-cash stock option compensation expense. The quarter ended March 31, 2009 included an income tax benefit of $0.9 million. We recorded no income tax benefit for the quarter ended March 31, 2010.

The Company's condensed consolidated balance sheets and statements of operations appear below.  Detailed financial statements are included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of product candidates intended to introduce limits or impediments to abuse and misuse utilizing our proprietary Aversion® Technology, Impede™ Technology, and other novel technologies.

The Acura Pharmaceuticals, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4847

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The most significant of such factors include, but are not limited to, our ability and the ability of King Pharmaceuticals Research and Development, Inc. ("King") (to whom we have licensed our Aversion® Technology for certain opioid analgesic products in the United States, Canada and Mexico) and the ability of other pharmaceutical companies, if any, to whom we may license our Aversion® Technology, to obtain necessary regulatory approvals and commercialize products utilizing our Aversion® and Impede™ Technologies, the ability to avoid infringement of patents, trademarks and other proprietary rights of third parties, and the ability to fulfill the U.S. Food and Drug Administration's ("FDA") requirements for approving our product candidates for commercial manufacturing and distribution in the United States, including, without limitation, the adequacy of the results of the laboratory and clinical studies completed to date and the results of laboratory and clinical studies we may complete in the future, to support FDA approval of our product candidates, the adequacy of the development program for our product candidates, including whether additional clinical studies will be required to support FDA approval of our product candidates, changes in regulatory requirements, adverse safety findings relating to our product candidates, the risk that the FDA may not agree with our analysis of our clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or the risk that further studies of our product candidates are not positive or otherwise do not support FDA approval, whether or when we are able to obtain FDA approval of labeling for our product candidates for the proposed indications or for abuse deterrent features, whether our product candidates will ultimately deter abuse in commercial settings, and the uncertainties inherent in scientific research, drug development, laboratory and clinical trials and the regulatory approval process. Other important factors that may also affect future results include, but are not limited to: our ability to attract and retain skilled personnel; our ability to secure and protect our patents, trademarks and other proprietary rights; litigation or regulatory action that could require us to pay significant damages or change the way we conduct our business; our ability to compete successfully against current and future competitors; our dependence on third-party suppliers of raw materials; our ability to secure U.S. Drug Enforcement Administration quotas and source the active ingredients for our products in development; difficulties or delays in conducting clinical trials for our product candidates or in the commercial manufacture and supply of our products; and other risks and uncertainties detailed in our filings with the Securities and Exchange Commission. When used in this press release, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions identify forward-looking statements.

ACURA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	Mar 31,	Dec 31,
	2010	2009
Current assets	$ 29,177	$ 30,757
Property, plant and equipment, net	1,139	1,160
Total assets	$ 30,316	$ 31,917

Liabilities	$ 844	$ 452
Deferred program fee revenue	1,166	1,555
Stockholders' equity	28,306	29,910
Total liabilities and stockholders' equity	$ 30,316	$ 31,917
ACURA PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	(unaudited) Three Mths Ended Mar 31,
	2010	2009
Revenues
Program fee revenue	$ 389	$ 1,263
Collaboration revenue	1,651	117
Total revenue	2,040	1,380
Operating expenses
Research and development expenses	3,047	1,129
Marketing, general and admin expenses	3,028	2,448
Total operating expenses	6,075	3,577
Loss from operations	(4,035)	(2,197)
Other income – interest, net	5	69
Loss before income tax	(4,030)	(2,128)
Income tax expense (benefit)	5	(851)
Net loss	$ (4,035)	$ (1,277)

Loss per share - basic and diluted	$ (0.09)	$ (0.03)
Weighted average shares - basic and diluted	46,854	45,708
CONTACT:  Acura Pharmaceuticals, Inc.
          Peter A. Clemens, SVP & CFO
          847-705-7709